Exhibit 99.1

Tasty Baking Company Appoints Mark G. Conish to Board Of Directors

    PHILADELPHIA--(BUSINESS WIRE)--March 27, 2006--Tasty Baking Company (NasdaqNM:TSTY) announced today the appointment of Mark G. Conish to its Board of Directors as a Class 3 director with a term expiring in 2007.
    Mr. Conish serves as Vice President of Global Operations for Church & Dwight Co., Inc. Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks. Mr. Conish is responsible for establishing supply chain strategies across global groups for Church & Dwight Co., Inc, which reported sales of $1.7 billion in its fiscal year 2005.
    Mr. Conish joins the following distinguished members of Tasty Baking Company's Board of Directors:

    --  James E. Ksansnak, Chairman of the Board of Tasty Baking
        Company and retired Vice Chairman and Chief Financial Officer of ARAMARK

    --  Fred C. Aldridge, retired Partner of Stradley, Ronon, Stevens
        & Young, LLP

    --  James C. Hellauer, Executive Director of the Colmen Group

    --  Ronald J. Kozich, retired Managing Partner of Ernst & Young,
        Philadelphia

    --  James E. Nevels, Chairman of The Swarthmore Group

    -- Charles P. Pizzi, President and Chief Executive Officer of Tasty Baking Company

    --  Judith M. von Seldeneck, Chairman of Diversified Search, Inc.

    --  David J. West, Senior Vice President and Chief Financial
        Officer of The Hershey Company

    James E. Ksansnak, Chairman of the Board of Directors of Tasty Baking Company, said, "We are pleased to welcome Mark to our Board of Directors. During the last three years, we have added six new members to our Board. Mark's strong background in the consumer packaged goods industry, combined with his operational knowledge of supply chain and strategic planning, will be a tremendous asset to the company. We look forward to having Mark serve on the Board with us as we continue to build long-term value for our shareholders."

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqNM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. The company assumes no obligation to publicly update or revise any forward-looking statements.

    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500